Exhibit 99.1

Tony Coelho Named Chairman of Esquire Financial Holdings, Inc.
Board Unanimously Elects Former U.S. Representative, Board Member since 2010

Jericho, N.Y. – August 17, 2018 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ), (the "Company"), the holding company for Esquire Bank, National Association ("Esquire Bank"), today announced that Tony Coelho has been appointed Chairman of the Board of Directors of the Company and the Bank following the tragic passing of the Company's Founder and Executive Chairman, Dennis Shields. Mr. Coelho had previously been the Vice Chairman of the Board of Directors.

Mr. Coelho, who has served on Esquire's Board since 2010, was a prominent member of the U.S. House of Representatives (D-CA), serving as House Majority Whip from 1987 to 1989. While in the House of Representatives, he authored the Americans with Disabilities Act, among other significant accomplishments. Mr. Coelho brings decades of financial and business oversight experience to the Company, as well as a unique and innovative perspective on civil justice in today's modern legal system.

"While I can never replace our dear friend and founder Dennis Shields, I am honored to have the unanimous support of the Board of Directors," said Tony Coelho. "I am excited to continue to lead our Company's future growth with our talented management team and carry on Dennis' vision."

"With Dennis' determined vision, the Board's guidance, and management's proven ability to execute, we are confident in achieving our future goals," stated Andrew C. Sagliocca, President and CEO.

About Tony Coelho
Tony Coelho has been a member of the Board of Directors since 2010 and was appointed Vice Chairman in early 2018. In addition to Esquire, Mr. Coelho has served as Chair of the Advisory Board for Bender Consulting Services since 2002 and was Chair and a Board Member for the American Association of People with Disabilities and the Lead Independent Director of Service Corporation International. Mr. Coelho was a prominent member of the U.S. House of Representatives from 1978 – 1989. As a member of the House of Representatives, Mr. Coelho authored the Americans with Disabilities Act, widely recognized as one of the most important pieces of civil rights legislation in the last 40 years. Mr. Coelho's former and current business affiliations include service on a number of corporate boards and as CEO of Wertheim Schroder Investment Services.

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About Esquire Financial Holdings, Inc.
Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Contact:
Eric S. Bader
Executive Vice President and Chief Financial Officer
Esquire Financial Holdings, Inc.
(516) 535-2002
eric.bader@esqbank.com